Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 28, 2022, with respect to the financial statements of Founder SPAC included in the Annual Report on Form 10-K for the year ended December 31, 2021, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement.

/s/ Grant Thornton LLP
Dallas, Texas
October 19, 2022